EXHIBIT 12

IRON MOUNTAIN INCORPORATED

STATEMENT OF THE CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in thousands)

											Three Months Ended
	Year Ended December 31,										March 31,
	2012		2013		2014		2015		2016		2016		2017

Earnings:
Income from Continuing Operations before Provision (Benefit) for Income Taxes and Gain on Sale of Real Estate	$296,805		$159,871		$223,373		$162,066		$146,644		$74,941		$68,064
Add:
Gain on Sale of Real Estate (1)	261		1,847		10,512		1,059		2,310		—		—
Fixed Charges	326,261		335,637		345,781		344,606		417,774		88,149		116,077
	$623,327		$497,355		$579,666		$507,731		$566,728		$163,090		$184,141

Fixed Charges:
Interest Expense, Net	$242,599		$254,174		$260,717		$263,871		$310,662		$67,062		$86,055
Interest Portion of Rent Expense	83,662		81,463		85,064		80,735		107,112		21,087		30,022
	$326,261		$335,637		$345,781		$344,606		$417,774		$88,149		$116,077

Ratio of Earnings to Fixed Charges	1.9	x	1.5	x	1.7	x	1.5	x	1.4	x	1.9	x	1.6	x

(1) Gain on sale of real estate reported above are pre-tax. The tax associated with the gain on the sale of real estate for the years ended December 31, 2012, 2013, 2014, 2015 and 2016 and for the three months ended March 31, 2016 and 2017 was $55, $430, $2,205, $209, $130, $0 and $0, respectively.